Putnam Capital Opportunities Fund
4/30/09 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   1,681
          Class B   -
          Class C   -

72DD2     Class M   3
          Class R   12
          Class Y   2,682

73A1      Class A   0.055
          Class B   -
          Class C   -

73A2      Class M   0.004
          Class R   0.040
          Class Y   0.081

74U1		Class A	25,123
		Class B	5,773
		Class C	1,481

74U2		Class M	656
		Class R	288
          Class Y   2,011

74V1		Class A	6.49
		Class B	5.94
		Class C	6.02

74V2		Class M	6.15
		Class R	6.41
          Class Y   6.61

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.